Exhibit 99.1

CSB BANCORP, INC. REPORTS THIRD QUARTER EARNINGS

Third Quarter Highlights

	Quarter Ended September 30, 2014	Quarter Ended September 30, 2013
Diluted earnings per share	$0.55	$0.52
Net Income	$1,507,000	$1,407,000
Return on average common equity	10.64%	10.79%
Return on average assets	0.98%	0.96%

Millersburg, Ohio – October 22, 2014 – CSB Bancorp, Inc. (CSBB) today announced third quarter 2014 net income of $1,507,000 or $.55 per basic and diluted share, as compared to $1,407,000 or $.52 per basic and diluted share for the same period in 2013.

Annualized returns on average common equity (“ROE”) and average assets (“ROA”) for the quarter were 10.64% and 0.98%, respectively, compared with 10.79% and 0.96% for the third quarter of 2013.

Eddie Steiner, President and CEO commented, “Economic conditions continue to improve across the markets we serve. Loan demand has increased as compared to recent years although margins remain tight due to the very low interest rate environment.”

Revenue, on a fully-taxable equivalent basis, totaled $6.1 million during the quarter, a 3% increase from the prior-year third quarter. Net interest income improved by $320 thousand as compared to third quarter 2013, while other income decreased $113 thousand attributable to a $149 thousand gain on sale of investments during the quarter in 2013 that did not recur in 2014.

Non-interest expense amounted to $3.8 million during the quarter, an increase of $136 thousand or 4% from third quarter 2013. The Company’s third quarter efficiency ratio amounted to 60.8% as compared to 62.1% for the same quarter in the prior year.

Net interest margin amounted to 3.53% for the quarter compared to 3.46% for the prior year’s third quarter. The margin improvement resulted from the combination of a $32 million increase in average balances of loans and investments, an $8 million average balance decrease in lower yielding overnight investments, an $18 million average balance increase in noninterest bearing deposits and a 12 basis point decrease in interest rates paid on interest bearing deposits and borrowings.

Federal income tax provision totaled $674 thousand in third quarter 2014, compared to $616 thousand for the same quarter in 2013 reflecting an effective tax rate of 31% for current quarter versus 30% for the third quarter in 2013.

Average total assets during the quarter amounted to $607 million, an increase of $25 million or 4.3% above the same quarter of the prior year. Average loan balances of $408 million were $33 million or 8.8% above prior year third quarter, while average securities balances of $138 million decreased $600 thousand or less than 1% as compared to third quarter 2013.

Average commercial loan balances for the quarter, including commercial real estate, increased $24 million or 10% above year ago levels. Average residential mortgage balances increased by $7 million or 10% over the prior year’s quarter. The increase of in-house mortgage balances was the result of the bank originating and retaining some 15 year fixed rate mortgages. Average home equity balances increased $1 million or 2%, and average consumer credit balances increased $1 million or 10% versus the same quarter of the prior year.

Net loan recoveries during third quarter 2014 were $2 thousand compared to third quarter 2013 net loan charge-offs of $78 thousand. Net charge-offs for the nine month period in 2014 were 0.12% as compared to 0.05% of average loans for the nine month period in 2013.

Nonperforming assets totaled $4.7 million or 1.14% of total loans plus other real estate at September 30, 2014, compared to $2.4 million or 0.63% at September 30, 2013. During first quarter 2014 a $2.9 million commercial relationship was placed on nonaccrual with an assigned specific reserve. Delinquent loan balances as of September 30, 2014 amounted to 1.53% of total loans as compared to 1.44% at September 30, 2013.

The Company funded $123 thousand in loan loss provision during the third quarter and the allowance for loan losses amounted to 1.27% of total loans on September 30, 2014. The ratio of the allowance for loan losses to nonperforming loans stood at 110.8% at September 30, 2014.

Average deposit balances grew by $12 million, or 2%, from the prior year’s third quarter. Average deposit balances totaled $481 million at September 30, 2014. Within the deposit category, average noninterest-bearing account balances for the third quarter increased by $18 million, or 17% above the same period in the prior year. Average interest-bearing checking, money market and traditional savings balances increased $12 million or 6% from year ago levels, while average time deposit balances decreased $18 million or 12% during the year. In addition to the changes in average deposit balances, the average balance of securities sold under repurchase agreement during the third quarter grew by $4 million or 10% above the average for the same period in the prior year. The repurchase agreements, while considered short-term borrowings, are primarily tied to overnight customer sweep accounts.

Shareholders’ equity totaled $56.3 million on September 30, 2014 with 2.7 million common shares outstanding. The tangible equity to assets ratio amounted to 8.4% on September 30, 2014, as compared to 7.9% on September 30, 2013. The Company declared a common dividend of $.19 per share during the quarter. Based on the September 30, 2014 closing stock price of $20.01 per share, the Company’s annual dividend yield approximates 3.8%.

About CSB Bancorp, Inc.

CSB is a financial holding company headquartered in Millersburg, Ohio, with approximate assets of $611 million as of September 30, 2014. CSB provides a complete range of banking and other financial services to consumers and businesses through its wholly owned subsidiary, The Commercial and Savings Bank, with sixteen banking centers in Holmes, Wayne, Tuscarawas and Stark counties and Trust offices located in Millersburg and Wooster, Ohio.

Forward-Looking Statement

This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Contact Information:

Paula J. Meiler, SVP & CFO

330-763-2873

paula.meiler@csb1.com

CSB BANCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands except per share data)

	Quarters
	2014	2014	2014	2013	2013	2014	2013
EARNINGS	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	9 months	9 months
Net interest income FTE (a)	$5,068	$5,115	$4,969	$5,000	$4,755	$15,152	$14,190
Provision for loan losses	123	150	185	210	210	458	630
Other income	1,077	1,159	953	1,024	1,190	3,189	3,294
Other expenses	3,770	3,848	3,677	3,992	3,634	11,295	10,856
FTE adjustment (a)	71	70	71	78	78	212	229
Net income	1,507	1,522	1,416	1,224	1,407	4,445	4,016
Diluted earnings per share	0.55	0.55	0.52	0.45	0.52	1.62	1.47

PERFORMANCE RATIOS
Return on average assets (ROA)	0.98%	1.02%	0.97%	0.82%	0.96%	0.99%	0.93%
Return on average common equity (ROE)	10.64%	11.09%	10.70%	9.19%	10.79%	10.81%	10.18%
Net interest margin FTE (a)	3.53%	3.66%	3.63%	3.55%	3.46%	3.60%	3.50%
Efficiency ratio	60.81%	62.14%	61.55%	65.70%	62.11%	61.50%	62.08%
Number of full-time equivalent employees	168	161	160	157	165

MARKET DATA
Book value/common share	$20.55	$20.18	$19.69	$19.15	$19.06
Period-end common share mkt value	20.01	20.23	19.67	19.00	19.15
Market as a % of book	97.37%	100.25%	99.90%	99.22%	100.47%
Price-to-earnings ratio	9.67	9.97	10.19	9.90	10.19
Cash dividends/common share	$0.19	$0.18	$0.18	$0.18	$0.18	$0.55	$0.54
Common stock dividend payout ratio	34.55%	32.72%	34.62%	37.50%	34.62%	33.95%	36.73%
Average basic common shares	2,737,927	2,737,085	2,736,634	2,736,634	2,736,634	2,737,220	2,736,419
Average diluted common shares	2,739,721	2,739,968	2,739,542	2,738,411	2,738,638	2,738,981	2,738,498
Period end common shares outstanding	2,738,355	2,737,085	2,736,634	2,736,634	2,736,634
Common shares repurchased	0	0	0	0	0	0	0
Common stock market capitalization	$54,794	$55,371	$53,830	$51,996	$52,407

ASSET QUALITY
Gross charge-offs	$9	$163	$217	$226	$91	$389	$202
Net (recoveries) charge-offs	(2)	152	205	202	78	355	133
Allowance for loan losses	5,188	5,063	5,065	5,085	5,077
Nonperforming assets (NPAs)	4,682	5,031	5,291	3,270	2,368
Net charge-off/average loans ratio	0.00%	0.15%	0.21%	0.21%	0.08%	0.12%	0.05%
Allowance for loan losses/period-end loans	1.27	1.23	1.24	1.34	1.35
NPAs/loans and other real estate	1.14	1.22	1.30	0.86	0.63
Allowance for loan losses/nonperforming loans	110.81	100.64	95.72	155.50	214.38

CAPITAL & LIQUIDITY
Period-end tangible equity to assets	8.40%	8.26%	8.12%	7.94%	7.92%
Average equity to assets	9.25	9.20	9.08	8.89	8.89
Average equity to loans	13.79	13.39	13.55	14.05	13.81
Average loans to deposits	84.73	87.67	84.17	78.50	79.81

AVERAGE BALANCES
Assets	$607,445	$598,093	$590,977	$594,736	$582,200	$598,899	$576,573
Earning assets	570,319	561,063	555,492	558,155	545,907	562,346	542,056
Loans	407,571	411,016	396,028	376,164	374,579	404,914	374,369
Deposits	481,017	468,838	470,487	479,174	469,353	473,486	464,672
Shareholders’ equity	56,203	55,052	53,681	52,861	51,745	54,988	52,764

ENDING BALANCES
Assets	$610,982	$608,892	$601,978	$596,465	$593,895
Earning assets	573,701	564,348	559,657	557,482	554,165
Loans	409,908	411,930	407,770	379,125	377,434
Deposits	486,521	483,672	466,573	480,933	480,861
Shareholders’ equity	56,270	55,239	53,879	52,411	52,149

NOTES:

(a)	- Net Interest income on a fully tax-equivalent (“FTE”) basis restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate. Net interest income on an FTE basis differs from net interest income under U.S. generally accepted accounting principles.

CSB BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

dollars in thousands, except per share data

	September 30,	September 30,
	2014	2013
ASSETS
Cash and cash equivalents
Cash and due from banks	$14,578	$16,683
Interest-earning deposits in other banks	22,232	31,437
Federal funds sold	—	499

Total cash and cash equivalents	36,810	48,619
Securities
Available-for-sale, at fair-value	98,836	102,453
Held-to-maturity	38,110	36,808
Restricted stock, at cost	4,614	5,463

Total securities	141,560	144,724
Loans held for sale	—	70
Loans	409,908	377,434
Less allowance for loan losses	5,188	5,077

Net loans	404,720	372,357
Goodwill and core deposit intangible	5,390	5,521
Bank owned life insurance	9,748	9,486
Premises and equipment, net	8,395	8,550
Accrued interest receivable and other assets	4,359	4,568

TOTAL ASSETS	$610,982	$593,895

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Noninterest-bearing	$131,498	$117,925
Interest-bearing	355,023	362,936

Total deposits	486,521	480,861

Short-term borrowings	48,713	46,044
Other borrowings	17,118	12,511
Accrued interest payable and other liabilities	2,360	2,330

Total liabilities	554,712	541,746

Shareholders’ equity
Common stock, $6.25 par value. Authorized 9,000,000 shares; issued 2,980,602 shares in 2014 and 2013	18,629	18,629
Additional paid-in capital	9,918	9,964
Retained earnings	33,171	29,501
Treasury stock at cost - 242,247 shares in 2014 and 243,968 in 2013	(4,905)	(4,958)
Accumulated other comprehensive loss	(543)	(987)

Total shareholders’ equity	56,270	52,149

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$610,982	$593,895

CSB BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

dollars in thousands, except per share data

	Quarter ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
Interest and dividend income:
Loans, including fees	$4,645	$4,413	$13,705	$13,421
Taxable securities	661	669	2,182	1,835
Nontaxable securities	115	130	345	385
Other	14	23	23	67

Total interest and dividend income	5,435	5,235	16,255	15,708

Interest expense:
Deposits	291	423	884	1,346
Other	147	135	431	401

Total interest expense	438	558	1,315	1,747

Net interest income	4,997	4,677	14,940	13,961
Provision for loan losses	123	210	458	630

Net interest income after provision for loan losses	4,874	4,467	14,482	13,331

Noninterest income
Service charges on deposits accounts	324	353	937	1,001
Trust services	199	201	617	641
Debit card interchange fees	236	198	667	566
Gain on sale of loans	77	67	145	283
Gain on sale of securities	—	149	133	159
Other	241	222	690	644

Total noninterest income	1,077	1,190	3,189	3,294

Noninterest expenses
Salaries and employee benefits	2,123	2,028	6,253	6,119
Occupancy expense	255	245	761	758
Equipment expense	180	182	549	525
Franchise tax expense	107	147	320	440
Professional and director fees	132	174	528	465
Federal deposit insurance	90	90	267	262
Amortization of intangible assets	32	34	97	101
Other expenses	851	734	2,520	2,186

Total noninterest expenses	3,770	3,634	11,295	10,856

Income before income tax	2,181	2,023	6,376	5,769
Federal income tax provision	674	616	1,931	1,753

Net income	$1,507	$1,407	$4,445	$4,016

Net income per share:
Basic	$0.55	$0.52	$1.62	$1.47

Diluted	$0.55	$0.52	$1.62	$1.47

Note: Certain prior year balances have been reclassified to conform to the current year presentation.